Exhibit 10.hh

SUPPLEMENT TO

SHARE PURCHASE AGREEMENT

DATED 22 DECEMBER 2006

This Supplement (the “Supplement”) to the Share Purchase Agreement dated 22 December 2006 entered into among Polaris Industries Inc., Polaris Austria GmbH, Cross Industries AG, and Cross Automotiv GmbH, formerly Eternit Holding GmbH, (the “Share Purchase Agreement”) has been entered into as of 15 February 2007 by and between the signatories of the Share Purchase Agreement in order to adjust the split-up of the Purchased Shares and to regulate the implementation of Closing I. This Supplement constitutes a notice regarding Closing I in accordance with Clause 2.1 of the to the Share Purchase Agreement:

1.	Capitalized Terms. Capitalized terms not otherwise defined or newly defined herein shall have the meaning as defined in the Share Purchase Agreement.

2.	Purchased Shares I and Purchased Shares II. Clause 1.2 of the Share Purchase Agreement shall hereby be amended to the effect that the Purchased Shares I shall comprise 1,106,561 (one million one hundred six thousand five hundred sixty one) of the Purchased Shares (the “Purchased Shares I”), and the Purchased Shares II shall comprise 272,000 (two hundred seventy two thousand) of the Purchased Shares (the “Purchased Shares II”).

3.	Purchase Price I and Purchase Price II. Clause 1.2 of the Share Purchase Agreement shall hereby be amended to the effect that the Purchase Price I shall be EUR 46,962,448.84 (Euro forty six million nine hundred sixty two thousand four hundred forty eight and Cents eighty four) (the “Purchase Price I”), and the Purchase Price II shall be EUR 11,543,680 (Euro eleven million five hundred forty three thousand six hundred and eighty) (the “Purchase Price II”).

4. Buyer. CA shall be the Buyer with respect to any and all of the Purchased Shares.

5.	Closing Date I. The Closing I and the Closing Actions I shall take place on 20 February 2007, at 8 a.m. CET (the “Closing I”).

6.	Share Account: The Purchased Shares I shall be transferred to securities account of Cross Automotiv GmbH, no. 52962 000 363, Bank Austria Creditanstalt AG, BLZ 12000, IBAN: AT11 1200 0529 6200 0363, BIC: BKAUATWW, being the Share Account in accordance with the Share Purchase Agreement.

7.	Seller’s Account: The Purchase Price I shall be transferred to the account of Polaris Austria GmbH, no. 230-417819.60B, UBS AG, IBAN: CH66 0023 0230 4178 1960 B, BIC: UBSWCHZH80A, being the Seller’s Account in accordance with the Share Purchase Agreement.

8.	Actions at Closing I. At Closing I, the following actions shall be taken (the “Closing Actions I”) to implement a delivery against payment transaction (Lieferung-gegen-Zahlung-Geschäft) in the DS.A-System operated by Oesterreichische Kontrollbank AG (außerbörsliche Wertpapierabwicklung):

8.1	The Buyer shall irrevocably instruct Bank Austria Creditanstalt AG to transfer the Purchase Price I to the Seller’s Account.

8.2	The Seller shall irrevocably instruct UBS AG, Zurich, to transfer the Purchased Shares I to the Share Account.

8.3	The Seller shall submit to Buyer’s counsel a written confirmation of Bank Austria Creditanstalt AG that the Purchased Shares I have been credited to the Share Account.

8.4	The Buyer shall submit to Seller’s counsel a written confirmation of UBS AG, Zurich, that the Purchase Price I has been credited to the Seller’s Account.

Polaris Industries Inc.

/s/ Thomas C. Tiller
By : Thomas C. Tiller

Polaris Austria GmbH

/s/ Thomas C. Tiller
By : Thomas C. Tiller

CROSS Industries AG

/s/ Stefan Pierer /s/ Dr. Rudolph Knünz
By : Stefan Pierer, Dr. Rudolph K Knünz

CROSS Automotiv GmbH

/s/ Stefan Pierer /s/ Dr. Rudolph Knünz
By : Stefan Pierer, Dr. Rudolph K Knünz